EXHIBIT 99.1

                    PRESS RELEASE OF NORTHWEST BANCORP, INC.



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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:  William J. Wagner, President and Chief Executive Officer
          (814) 726-2140

                  John O. Hanna to Retire From Northwest Board

Warren, Pennsylvania, April 21, 2003

The Board of Directors of Northwest Bancorp, Inc. announced today that, having reached the mandatory retirement age of 72, John O. Hanna will retire from the Board of Directors of Northwest Bancorp, Inc. and its affiliates, Northwest Savings Bank and Northwest Bancorp, MHC and his position as Chairman of each on July 16, 2003. Hanna, who joined Northwest in 1960 retired from the position of President and CEO on June 30, 2000.

William J. Wagner, who succeeded Hanna as President and CEO in 2000, will assume the additional position of the Chairman of these boards at that time. Mr. Wagner joined Northwest in 1984 and he was named Chief Financial Officer in 1988. In 1996 he became Executive Vice President and Chief Operating Officer. Mr. Wagner is a graduate of Indiana University of Pennsylvania and is a Certified Public Accountant. Prior to joining Northwest, he was the Chief Financial Officer of a thrift institution in Pittsburgh and a Senior Auditor with KPMG in Pittsburgh.

The Board of Directors also announced that in their efforts to provide strong corporate governance, they have appointed an independent Director, Richard L. Carr, to serve as Lead Director. In this capacity, Mr. Carr will chair the meetings of the independent Directors and other meetings of the Board when the Chairman is excused or absent. In addition, he will act as a liaison between the Chairman and the independent Directors when such interaction is necessary. Mr. Carr was formerly Superintendent of the Titusville School District from 1986 until his retirement in 1996 and has been a Director of Northwest since 1982.

Northwest Bancorp, Inc. is headquartered in Warren, Pennsylvania and currently operates 124 banking locations in Pennsylvania and 5 banking locations in Ohio through its subsidiary, Northwest Savings Bank. In addition, the Company operates 7 banking locations in western New York through its subsidiary, Jamestown Savings Bank. The Company also operates 46 consumer finance offices located throughout Pennsylvania and 2 consumer finance offices in New York through its subsidiary, Northwest Consumer Discount Company.

Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.